Exhibit 99.1

FOR IMMEDIATE RELEASE

BIOCARDIA REPORTS THIRD QUARTER 2021 FINANCIAL RESULTS AND BUSINESS HIGHLIGHTS

SAN CARLOS, Calif. – November 10, 2021 - BioCardia, Inc. [Nasdaq: BCDA], a developer of cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary diseases, today reported financial results for the third quarter of 2021 and filed its quarterly report on Form 10-Q for the three and nine months ended September 30, 2021 with the Securities and Exchange Commission.

Q3 and Recent Business Highlights:

●	CardiAMP® Cell Therapy for ischemic heart failure (BCDA-01)

o

The 260-patient randomized controlled clinical study of the Company’s lead program is intended to provide the primary data to support safety and efficacy in pursuit of market clearance. Clinical investigators at 24 active partner sites across the United States have enrolled 106 patients. In addition, three of the patients in the trial who were initially randomly assigned to the control arm and who did not receive therapy elected to cross over and receive the investigational autologous CardiAMP Cell Therapy after completing two-year follow-up. The COVID-19 case rate increase that occurred this quarter across the United States had significant impact on enrollment with many clinical sites halting elective procedures. Many sites have since restarted.

o	Continued efforts to complete enrollment and enhance the trial accomplished and ongoing this quarter include:

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Expansion of our dedicated field clinical research team in the field to take on responsibilities formerly held by our third-party Clinical Research Organization, to enhance interactions with and support for our world class partner sites;

■	Implementation and realization of the early crossover treatment option recently approved by FDA at the end of Q2, to enhance attractiveness to patients and expand the trial data set;

■	Completion of trial submission and responses to Health Canada to enable expansion of the trial to additional sites in Canada; and

■	Advancing additional sites in the USA and Canada through the lengthy on-boarding process.

o	CardiAMP Autologous Cell Therapy was featured in two presentations at the Heart Failure Society of America Annual Meeting 2021.

●	CardiAMP Cell Therapy for Chronic Myocardial Ischemia (BCDA-02)

o	The pivotal CardiAMP Cell Therapy in Chronic Myocardial Ischemia Trial has been activated and one patient has been treated.

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FDA approved a detailed protocol amendment to shorten the trial’s primary endpoint to a six-month follow-up from one year, and to harmonize details of the protocol to correspond with the actively enrolling CardiAMP Cell Therapy Heart Failure Trial, which has incorporated best practices from significant interactions with study centers and the FDA.

●	Neurokinin-1 Receptor Positive (NK1R+™) Allogeneic Mesenchymal Cell Therapy for Ischemic Heart Failure (BCDA-03)

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The Company is working to secure acceptance of Investigational New Drug (IND) applications for Phase I/II trials in ischemic systolic heart failure (BCDA-03). We have completed the manufacturing validation runs and stability testing for the Chemistry Manufacturing and Controls for this program. Animal studies are being initiated to complete the preclinical pharmacology toxicology testing. Should the animal study results be in line with our previous work, we expect IND submission will follow soon after the results are obtained.

●	Neurokinin-1 Receptor Positive (NK1R+™) Allogeneic Mesenchymal Cell Therapy for Acute Respiratory Distress (BCDA- 04)

o

BioCardia is working to secure acceptance IND applications for Acute Respiratory Distress Syndrome (ARDS) caused by COVID-19 (BCDA-04). We completed the manufacturing validation runs, stability testing for the Chemistry Manufacturing and Controls and the preclinical pharmacology toxicology testing for this program and are awaiting data. Should the results be as anticipated, IND submission will soon follow.

●	Business Development

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The Company is having discussions on three distinct business development initiatives: (1) partnering its CardiAMP Cell Therapy in Japan, (2) licensing its proprietary biotherapeutic delivery platforms to support other cardiovascular biotherapeutic development programs, and (3) monetizing its AVANCE product, which is approved in the United States.

●	Intellectual Property

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The U.S. Patent and Trademark Office issued U.S. Patent No. 11,141,568 for multi directional steerable catheter on October 12, further protecting the Helix Biotherapeutic Delivery System and enhancing its biotherapeutic delivery capabilities.

●	Financial

o	The Company ended the quarter with cash and cash equivalents totaling $15.9 million.

●	Third Quarter 2021 Financial Results:

o	Net loss was $2.7 million for the third quarter of 2021, compared to $3.8 million in the third quarter of 2020.

o	Revenue for the third quarter of 2021 increased to $821,000 as compared to $34,000 in the third quarter of 2020 due primarily to increased collaborations with corporate partners.

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Research and development expenses decreased by approximately 9% to $2.2 million in the third quarter of 2021, compared to $2.5 million in the third quarter of 2020, due primarily to reduced clinical service provider costs as we staff more work with internal resources, coupled with lower stock compensation expense.

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Selling, general and administrative expenses decreased approximately 8% to $1.3 million in the third quarter of 2021, compared to $1.4 million in the third quarter of 2020, due primarily to lower compensation expense coupled with reduced professional service fees.

o	Net cash used in operations in the third quarter of 2021 was $2.6 million, as compared to $3.6 million in the third quarter of 2020.

“Our operational priority, second only to patient safety, is the completion of the two parallel pivotal CardiAMP Cell Therapy Trials,” said Peter Altman, Ph.D., BioCardia’s Chief Executive Officer. “Among our secondary priorities is advancing the numerous synergistic pipeline and partnering programs that enhance the potential for both our therapeutic platforms to have a meaningful impact on patients’ lives.”

Anticipated Upcoming Milestones and Events:

o	BCDA-01: Data Safety Monitoring Board review in the CardiAMP Cell Therapy Heart Failure Trial in early February 2022.

o	BCDA-02: CardiAMP Chronic Myocardial Ischemia Phase III pivotal trial - roll-in cohort safety data.

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BCDA-03: IND acceptance of Phase I/II program of our allogeneic Neurokinin-1 receptor positive (NK1R+) Mesenchymal Stem Cells (MSC) for the treatment of ischemic heart failure, intended initially for those patients excluded from BCDA-01.

o	BCDA-04: IND acceptance of Phase I/II program for our allogeneic NK1R+ MSC Phase I/II program for the treatment of ARDS resulting from COVID-19.

About BioCardia®

BioCardia, Inc., headquartered in San Carlos, California, is a developer of two biotherapeutic platforms – the CardiAMP autologous bone marrow derived mononuclear cell therapy for cardiovascular indications, and the NK1R+ allogenic bone marrow derived mesenchymal stem cell therapies for cardiovascular and pulmonary diseases. These platforms underly four product candidates, each with the potential to meaningfully benefit millions of patients. Three of these investigational therapies are enabled by the Company’s proprietary biotherapeutic delivery platforms, which the Company also selectively licenses to other biotherapeutic development firms.

Forward Looking Statements

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include, among other things, references to the enrollment of our clinical trials, the availability of data from our clinical trials, filings with the FDA, FDA product clearances, the efficacy and safety of our products and therapies, preliminary conclusions about new data, the achievement of any of the anticipated upcoming milestones, our positioning for growth or the market for our products and therapies, statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations. Such risks and uncertainties include, among others, the inherent uncertainties associated with developing new products or technologies, regulatory approvals, unexpected expenditures, the ability to raise the additional funding needed to continue to pursue BioCardia’s business and product development plans, the ability to enter into licensing and partnering arrangements, and overall market conditions. We may find it difficult to enroll patients in our clinical trials due to many factors, some of which are outside of our control. Slower than targeted enrollment could delay completion of our clinical trials and delay or prevent development of our therapeutic candidates. These forward-looking statements are made as of the date of this press release, and BioCardia assumes no obligation to update the forward-looking statements.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate. Additional factors that could materially affect actual results can be found in BioCardia’s Form 10-K filed with the Securities and Exchange Commission on March 30, 2021, under the caption titled “Risk Factors.” BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

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Media Contact:
Anne Laluc, Marketing
Email: alaluc@BioCardia.com

Phone: 650-226-0120

Investor Contact:
David McClung, Chief Financial Officer
Email: investors@BioCardia.com
Phone: 650-226-0120

BioCardia, Inc.

Condensed Statements of Operations
(in thousands, except share and per share amounts)

	Three Months ended September 30,		Nine Months ended September 30,
	2021	2020	2021	2020
Revenue:
Net product revenue	$1	$8	$1	$13
Collaboration agreement revenue	820	26	935	86
Total revenue	821	34	936	99
Costs and expenses:
Cost of goods sold	—	—	—	4
Research and development	2,240	2,474	6,443	7,484
Selling, general and administrative	1,289	1,408	3,662	4,642
Total costs and expenses	3,529	3,882	10,105	12,130
Operating loss	(2,708)	(3,848)	(9,169)	(12,031)
Other income (expense):
Interest income	2	1	8	19
Other expense	-	(1)	(1)	(3)
Total other income (expense)	2	—	7	16
Net loss	$(2,706)	$(3,848)	$(9,162)	$(12,015)

Net loss per share, basic and diluted	$(0.16)	$(0.30)	$(0.54)	$(1.33)

Weighted-average shares used in computing net loss per share, basic and diluted	17,066,068	12,618,285	16,867,652	9,059,433

BioCardia, Inc.
Selected Balance Sheet Data
(amounts in thousands)

	September 30,	December 31,
	2021(1)	2020(1)

Assets:
Cash and cash equivalents	$15,888	$21,407
Other current assets	1,118	1,251
Property, plant and equipment and other noncurrent assets	324	766
Total assets	$17,330	$23,424
Liabilities and Stockholders’ Equity
Current liabilities	$3,918	$4,248
Total stockholders’ equity	13,412	19,176
Total liabilities and stockholders’ equity	$17,330	$23,424

(1)  September 30, 2021 amounts are unaudited. December 31, 2020 amounts were derived from the audited Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2020, filed with the U.S. Securities and Exchange Commission on March 30, 2021.